Avis Budget Group Reports Fourth Quarter and Full Year Results

PARSIPPANY, N.J., February 11, 2025 - Avis Budget Group, Inc. (NASDAQ: CAR) announced financial results for the fourth quarter and full year ended December 31, 2024 today.

We ended 2024 with fourth quarter revenues of $2.7 billion, driven by strong leisure holiday travel. Net loss was nearly $2 billion, and Adjusted EBITDA1 was a loss of $101 million. Full year revenues were $11.8 billion, driven by sustained year-over-year demand. Net loss was $1.8 billion, and Adjusted EBITDA was $628 million.

Our net loss and Adjusted EBITDA results reflect a change in strategy to significantly accelerate fleet rotations, which resulted in shortening the useful life of the majority of our vehicles in the Americas segment. The financial impact of this decision was a one-time non-cash impairment of $2.3 billion and other non-cash related charges of $180 million.

“We took the necessary actions to accelerate our fleet rotation in the Americas segment, which will create more certainty in our fleet costs and better position us for sustainable growth for 2025 and beyond. Travel demand is strong, and our brands are well-positioned to take advantage of this activity.” said Joe Ferraro, Avis Budget Group Chief Executive Officer. “In the United States, the December holidays were a record and Martin Luther King Jr. Day was robust, denoting the strength of leisure activity, which we believe will continue throughout this year. For these reasons, I am confident in our ability to generate no less than $1 billion of Adjusted EBITDA in 2025.”

Our liquidity position at the end of the quarter, including committed and uncommitted facilities, was approximately $1.1 billion with an additional $2.8 billion of fleet funding capacity. We have well-laddered corporate debt maturities.

Financial Highlights
•In the Americas, fourth quarter vehicle utilization increased by more than two points compared to 2023. For the full year, rental days increased 1% compared to 2023.
•In International, fourth quarter vehicle utilization was up by more than two points compared to 2023. For the full year, rental days were 4% higher compared to 2023.
•In 2024, we repurchased approximately 550,000 shares of common stock for a total of $45 million under the share repurchase program.

[1] Adjusted EBITDA and certain other measures in this release are non-GAAP financial measures. See "Non-GAAP Financial Measures and Key Metrics" and the tables that accompany this release for definitions and reconciliations of these non-GAAP measures to the most comparable GAAP measures.

CEO TRANSITION

Avis Budget Group today announced that after an exceptional 45-year career with the Company, Joe Ferraro will transition from CEO to Board Advisor, effective June 30, 2025. Brian Choi, the Company’s Chief Transformation Officer, will take over as CEO, effective July 1, 2025. Additionally, Jagdeep Pahwa, who has served as a Board member since 2018 and as Chairman of the Board since May 2024, has been named Executive Chairman.

“We are grateful to Joe for his strong leadership and invaluable contributions to Avis Budget Group, particularly during the challenges of the COVID-19 pandemic, which helped us emerge as a stronger company. I am also excited to continue working with him in his role as Board Advisor.” said Pahwa. “We are confident that Brian is well-positioned to lead the Company going forward. I wish him the best in his new role and look forward to working closely with him.”

Reflecting on his tenure, Ferraro stated, “It has been an honor to serve as CEO and to work alongside the outstanding team at Avis Budget Group, where I have spent my entire career. Together, we have worked tirelessly to achieve record results and position the Company for future success. I look forward to seeing the Company continue a strong trajectory in the years ahead.”

Incoming CEO Brian Choi stated, “I am honored to step into the role of CEO and lead this incredible organization into its next chapter. I want to thank Joe for his leadership, operational expertise, and invaluable insights. I look forward to working with my colleagues and Jagdeep to continue innovating our business, enhancing our customer value proposition, and creating long-term value for all stakeholders.”

INVESTOR CONFERENCE CALL

We will host a conference call to discuss our fourth quarter results on February 12, 2025, at 8:30 a.m. (ET). Investors may access the call on our investor relations website at ir.avisbudgetgroup.com or by dialing (877) 407-2991. A replay of the call will be available on our website and at (877) 660-6853 using conference code 13751081.

ABOUT AVIS BUDGET GROUP

We are a leading global provider of mobility solutions, both through our Avis and Budget brands, which have approximately 10,250 rental locations in approximately 180 countries around the world, and through our Zipcar brand, which is the world's leading car sharing network. We operate most of our car rental locations in North America, Europe and Australasia directly, and operate primarily through licensees in other parts of the world. We are headquartered in Parsippany, N.J. More information is available at avisbudgetgroup.com.

NON-GAAP FINANCIAL MEASURES AND KEY METRICS

This release includes financial measures such as Adjusted EBITDA and Adjusted Free Cash Flow, as well as other financial measures, that are not considered generally accepted accounting principle (“GAAP”) measures as defined under SEC rules. Important information regarding such non-GAAP measures is contained in the tables within this release and in Appendix I, including the definitions of these measures and reconciliations to the most comparable U.S. GAAP measures.

We measure performance principally using the following key metrics: (i) rental days, (ii) revenue per day, (iii) vehicle utilization, and (iv) per-unit fleet costs. Our rental days, revenue per day and vehicle utilization metrics are all calculated based on the actual rental of the vehicle during a 24-hour period. We believe that this methodology provides management with the most relevant metrics in order to effectively manage the performance of our business. Our calculations may not be comparable to the calculations of similarly-titled metrics by other companies. We present currency exchange rate effects on our key metrics to provide a method of assessing how our business performed excluding the effects of foreign currency rate fluctuations. Currency exchange rate effects are calculated by translating the current-period's results at the prior-period average exchange rates plus any related gains and losses on currency hedges.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained herein are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by any such forward-looking statements. Forward-looking statements include information concerning our future financial performance, business strategy, projected plans and objectives. These statements may be identified by the fact that they do not relate to historical or current facts and may use words such as “believes,” “expects,” “anticipates,” “will,” “should,” “could,” “may,” “would,” “intends,” “projects,” “estimates,” “plans,” “forecasts,” “guidance,” and similar words, expressions or phrases. The following important factors and assumptions could affect our future results and could cause actual results to differ materially from those expressed in such forward-looking statements. These factors include, but are not limited to:

•the high level of competition in the mobility industry, including from new companies or technology, and the impact such competition may have on pricing and rental volume;

•a change in our fleet costs, including as a result of a change in the cost of new vehicles, resulting from inflation, tariffs or otherwise, manufacturer recalls, disruption in the supply of new vehicles, including due to labor actions, tariffs or otherwise, shortages in semiconductors used in new vehicle production, and/or a change in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs;

•the results of operations or financial condition of the manufacturers of our vehicles, which could impact their ability to perform their payment obligations under our agreements with them, including repurchase and/or guaranteed depreciation arrangements, and/or their willingness or ability to make vehicles available to us or the mobility industry as a whole on commercially reasonable terms or at all;

•levels of and volatility in travel demand, including future volatility in airline passenger traffic;

•a deterioration in economic conditions, resulting in a recession or otherwise, particularly during our peak season or in key market segments;

•an occurrence or threat of terrorism, pandemics, severe weather events or natural disasters, military conflicts, including the ongoing military conflict in Eastern Europe, or civil unrest in the locations in which we operate, and the potential effects of sanctions on the world economy and markets and/or international trade;

•any substantial changes in the cost or supply of fuel, vehicle parts, energy, labor or other resources on which we depend to operate our business, including as a result of pandemics, inflation, tariffs, the ongoing military conflict in Eastern Europe, and any embargoes on oil sales imposed on or by the Russian government;

•our ability to successfully implement or achieve our business plans and strategies, achieve and maintain cost savings and adapt our business to changes in mobility;

•political, economic, or commercial instability and/or political, regulatory, or legal changes in the countries in which we operate, and our ability to conform to multiple and conflicting laws or regulations in those countries;

•the performance of the used vehicle market from time to time, including our ability to dispose of vehicles in the used vehicle market on attractive terms;

•our dependence on third-party distribution channels, third-party suppliers of other services and co-marketing arrangements with third parties;

•risks related to completed or future acquisitions or investments that we may pursue, including the incurrence of incremental indebtedness to help fund such transactions and our ability to promptly and effectively integrate any acquired businesses or capitalize on joint ventures, partnerships and other investments;

•our ability to utilize derivative instruments, and the impact of derivative instruments we utilize, which can be affected by fluctuations in interest rates, fuel prices and exchange rates, changes in government regulations and other factors;

•our exposure to uninsured or unpaid claims in excess of historical levels or changes in the number of incidents or cost per incident, and our ability to obtain insurance at desired levels and the cost of that insurance;

•risks associated with litigation or governmental or regulatory inquiries, or any failure or inability to comply with laws, regulations or contractual obligations or any changes in laws, regulations or contractual obligations, including with respect to personally identifiable information and consumer privacy, labor and employment, and tax;

•risks related to protecting the integrity of, and preventing unauthorized access to, our information technology systems or those of our third-party vendors, licensees, dealers, independent operators and independent contractors, and protecting the confidential information of our employees and customers against security breaches, including physical or cybersecurity breaches, attacks, or other disruptions, compliance with privacy and data protection regulation, and the effects of any potential increase in cyberattacks on the world economy and markets and/or international trade;

•any impact on us from the actions of our third-party vendors, licensees, dealers, independent operators and independent contractors and/or disputes that may arise out of our agreements with such parties;

•any major disruptions in our communication networks or information systems;

•risks related to tax obligations and the effect of future changes in tax laws and accounting standards;

•risks related to our indebtedness, including our substantial outstanding debt obligations, recent and future interest rate increases, which increase our financing costs, downgrades by rating agencies and our ability to incur substantially more debt;

•our ability to obtain financing for our global operations, including the funding of our vehicle fleet through the issuance of asset-backed securities and use of the global lending markets;

•our ability to meet the financial and other covenants contained in the agreements governing our indebtedness, or to obtain a waiver or amendment of such covenants should we be unable to meet such covenants;

•significant changes in the timing of our fleet rotation, carrying value of goodwill, or long-lived assets, including when there are events or changes in circumstances that indicate the carrying value may exceed the current fair value, which could result in a significant impairment charge; and

•other business, economic, competitive, governmental, regulatory, political or technological factors affecting our operations, pricing or services.

We operate in a continuously changing business environment and new risk factors emerge from time to time. New risk factors, factors beyond our control, or changes in the impact of identified risk factors may cause actual results to differ materially from those set forth in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Moreover, we do not assume responsibility if future results are materially different from those forecasted or anticipated. Other factors and assumptions not identified above, including those discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in Item 2 and "Risk Factors" set forth in Item 1A in our quarterly reports and in similarly titled sections set forth in Item 7 and in Item 1A and in other portions of our 2023 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 16, 2024 (the “2023 Form 10-K”), may cause actual results to differ materially from those projected in any forward-looking statements.

Although we believe that our assumptions are reasonable, any or all of our forward-looking statements may prove to be inaccurate and we can make no guarantees about our future performance. Should unknown risks or uncertainties materialize or underlying assumptions prove inaccurate, actual results could differ materially from past results and/or those anticipated, estimated or projected. We undertake no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For additional information concerning forward-looking statements and other important factors, refer to our 2023 Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC.

Investor Relations Contact:	Media Relations Contact:
David Calabria, IR@avisbudget.com	Media Relations Team, ABGPress@edelman.com

*** Tables 1 - 6 and Appendix I attached ***

Table 1
Avis Budget Group, Inc.
SUMMARY DATA SHEET (Unaudited)
(In millions)

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change
Income Statement and Other Items
Revenues	$2,710	$2,764	(2)%	$11,789	$12,008	(2)%
Income (loss) before income taxes	(2,841)	162	n/m	(2,627)	1,914	n/m
Net income (loss) attributable to Avis Budget Group, Inc.	(1,958)	259	n/m	(1,821)	1,632	n/m

Adjusted EBITDA (a)	$(101)	$311	n/m	$628	$2,490	n/m

				As of December 31,
				2024	2023
Balance Sheet Items
Cash and cash equivalents				$534	$555
Program cash and restricted cash				63	89
Vehicles, net				17,619	21,240
Debt under vehicle programs (b)				17,536	18,937
Corporate debt				5,393	4,823
Stockholders' equity attributable to Avis Budget Group, Inc.				(2,327)	(349)

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change
Segment Results
Revenues
Americas	$2,117	$2,167	(2)%	$9,111	$9,347	(3)%
International	593	597	(1)%	2,678	2,661	1%
Total company	$2,710	$2,764	(2)%	$11,789	$12,008	(2)%

Adjusted EBITDA (a)
Americas	$(63)	$309	n/m	$551	$2,196	n/m
International	(11)	28	n/m	161	400	n/m
Corporate and other (c)	(27)	(26)	n/m	(84)	(106)	n/m
Total company	$(101)	$311	n/m	$628	$2,490	n/m
__________
n/m Not meaningful.
(a)Refer to Table 5 for the reconciliation of net income to Adjusted EBITDA and Appendix I for the related definition of the non-GAAP financial measure.
(b)Includes $751 million and $841 million of Class R notes due to Avis Budget Rental Car Funding (AESOP) LLC as of December 31, 2024 and December 31, 2023, respectively, which are held by us.
(c)Includes unallocated corporate expenses which are not attributable to a particular segment.

Table 2

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues	$2,710	$2,764	$11,789	$12,008

Expenses
Operating	1,563	1,350	6,014	5,675
Vehicle depreciation and lease charges, net	801	582	2,976	1,739
Selling, general and administrative	312	309	1,352	1,408
Vehicle interest, net	217	223	941	736
Non-vehicle related depreciation and amortization	60	53	237	216
Interest expense related to corporate debt, net:
Interest expense	92	75	358	296
Early extinguishment of debt	18	4	19	5
Long-lived asset impairment and other related charges	2,470	—	2,470	—
Restructuring and other related charges	14	4	37	11
Transaction-related costs, net	1	2	3	5
Other (income) expense, net	3	—	9	3
Total expenses	5,551	2,602	14,416	10,094

Income (loss) before income taxes	(2,841)	162	(2,627)	1,914
Provision for (benefit from) income taxes	(884)	(98)	(810)	279
Net income (loss)	(1,957)	260	(1,817)	1,635
Less: Net income attributable to non-controlling interests	1	1	4	3
Net income (loss) attributable to Avis Budget Group, Inc.	$(1,958)	$259	$(1,821)	$1,632

Earnings (loss) per share
Basic	$(55.66)	$7.18	$(51.23)	$42.57
Diluted	$(55.66)	$7.10	$(51.23)	$42.08

Weighted average shares outstanding
Basic	35.2	36.0	35.5	38.3
Diluted	35.2	36.4	35.5	38.8

Table 3
Avis Budget Group, Inc.
KEY METRICS SUMMARY (Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change

Americas

Rental Days (000’s)	30,877	31,009	—%	128,431	127,661	1%
Revenue per Day	$68.57	$69.89	(2)%	$70.94	$73.22	(3)%
Revenue per Day, excluding exchange rate effects	$68.64	$69.89	(2)%	$71.01	$73.22	(3)%
Average Rental Fleet	497,713	518,928	(4)%	510,535	507,358	1%
Vehicle Utilization	67.4%	65.0%	2.4pps	68.7%	68.9%	(0.2)pps
Per-Unit Fleet Costs per Month	$430	$272	58%	$376	$200	88%
Per-Unit Fleet Costs per Month, excluding exchange rate effects	$431	$272	58%	$376	$200	88%

International

Rental Days (000’s)	10,956	11,018	(1)%	47,274	45,644	4%
Revenue per Day	$54.15	$54.22	—%	$56.65	$58.30	(3)%
Revenue per Day, excluding exchange rate effects	$54.32	$54.22	—%	$56.66	$58.30	(3)%
Average Rental Fleet	174,253	182,337	(4)%	184,549	184,147	—%
Vehicle Utilization	68.3%	65.7%	2.6pps	70.0%	67.9%	2.1pps
Per-Unit Fleet Costs per Month	$304	$291	4%	$305	$237	29%
Per-Unit Fleet Costs per Month, excluding exchange rate effects	$305	$291	5%	$304	$237	28%

Total

Rental Days (000’s)	41,833	42,027	—%	175,705	173,305	1%
Revenue per Day	$64.79	$65.78	(2)%	$67.10	$69.29	(3)%
Revenue per Day, excluding exchange rate effects	$64.89	$65.78	(1)%	$67.15	$69.29	(3)%
Average Rental Fleet	671,966	701,265	(4)%	695,084	691,505	1%
Vehicle Utilization	67.7%	65.1%	2.6pps	69.1%	68.7%	0.4pps
Per-Unit Fleet Costs per Month	$397	$277	43%	$357	$210	70%
Per-Unit Fleet Costs per Month, excluding exchange rate effects	$398	$277	44%	$357	$210	70%
__________
Refer to Table 6 for key metrics calculations and Appendix I for key metrics definitions.

Table 4
Avis Budget Group, Inc.
CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOW AND ADJUSTED FREE CASH FLOW (Unaudited)
(In millions)

CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOW	Year Ended December 31, 2024
Operating Activities
Net cash provided by operating activities	$3,518
Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(190)
Net cash used in investing activities of vehicle programs	(2,563)
Net cash used in investing activities	(2,753)
Financing Activities
Net cash provided by financing activities exclusive of vehicle programs	532
Net cash used in financing activities of vehicle programs	(1,313)
Net cash used in financing activities	(781)
Effect of changes in exchange rates on cash and cash equivalents, program and restricted cash	(31)
Net change in cash and cash equivalents, program and restricted cash	(47)
Cash and cash equivalents, program and restricted cash, beginning of period	644
Cash and cash equivalents, program and restricted cash, end of period	$597

ADJUSTED FREE CASH FLOW (a)	Year Ended December 31, 2024
Adjusted EBITDA (b)	$628
Interest expense related to corporate debt, net (excluding early extinguishment of debt)	(358)
Working capital and other	(27)
Capital expenditures (c)	(219)
Tax payments, net of refunds	(50)
Vehicle programs and related (d)	(488)
Adjusted Free Cash Flow (b)	$(514)
Acquisition and related payments, net of acquired cash	(2)
Borrowings, net of debt repayments	630
Repurchases of common stock	(70)
Change in program and restricted cash	(23)
Other receipts (payments), net	(15)
Foreign exchange effects, financing costs and other	(53)
Net change in cash and cash equivalents, program and restricted cash (per above)	$(47)
__________
Refer to Appendix I for the definitions of non-GAAP financial measures Adjusted EBITDA and Adjusted Free Cash Flow.
(a)This presentation demonstrates the relationship between Adjusted EBITDA and Adjusted Free Cash Flow. We believe it is useful to understand this relationship because it demonstrates how cash generated by our operations is used. This presentation is not intended to be reconciliations of these non-GAAP measures, which are provided on Table 5.
(b)Refer to Table 5 for the reconciliations of net income to Adjusted EBITDA and net cash provided by operating activities to Adjusted Free Cash Flow.
(c)Includes $17 million of cloud computing implementation costs.
(d)Includes vehicle-backed borrowings (repayments) that are incremental to amounts required to fund vehicle and vehicle-related assets.

Table 5
Avis Budget Group, Inc.
RECONCILIATION OF NON-GAAP MEASURES (Unaudited)
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of Net income to Adjusted EBITDA:	2024	2023	2024	2023

Net income (loss)	$(1,957)	$260	$(1,817)	$1,635
Provision for (benefit from) income taxes	(884)	(98)	(810)	279
Income (loss) before income taxes	(2,841)	162	(2,627)	1,914
Non-vehicle related depreciation and amortization	60	53	237	216
Interest expense related to corporate debt, net:
Interest expense	92	75	358	296
Early extinguishment of debt	18	4	19	5
Long-lived asset impairment and other related charges (a)	2,470	—	2,470	—
Restructuring and other related charges	14	4	37	11
Transaction-related costs, net	1	2	3	5
Other (income) expense, net	3	—	9	3
Legal matters, net (b)	57	—	64	5
Cloud computing costs (c)	12	11	45	35
Severe weather-related damages, net (c)	13	—	13	—
Adjusted EBITDA (d)	$(101)	$311	$628	$2,490

Reconciliation of Net cash provided by operating activities to Adjusted Free Cash Flow:

Net cash provided by operating activities			$3,518
Net cash used in investing activities of vehicle programs			(2,563)
Net cash used in financing activities of vehicle programs			(1,313)
Capital expenditures			(202)
Proceeds received on sale of assets and nonmarketable equity securities			3
Acquisition and disposition-related payments			(2)
Change in program and restricted cash			23
Dividends from equity method investments			7
Other receipts (payments), net			15
Adjusted Free Cash Flow			$(514)
__________
Refer to Appendix I for the definitions of Adjusted EBITDA and Adjusted Free Cash Flow, non-GAAP financial measures.
(a)Includes an impairment charge of approximately $2.3 billion related to the acceleration of the rotation of our fleet and a charge of $180 million related to the write-down of the carrying value of certain vehicles held for sale within our Americas reportable segment.
(b)Includes $53 million within operating expenses and $4 million reported within selling, general and administrative expenses for the three months ended December 31, 2024. Includes $60 million within operating expenses and $4 million within selling, general and administrative expenses for the year ended December 31, 2024 and $5 million within operating expenses for the year ended December 31, 2023. The $60 million recorded within operating expenses for the year ended December 31, 2024 includes $46 million relating to our self-insurance reserves for allocated loss adjustment expense.
(c)Reported within operating expenses.
(d)Includes stock-based compensation expense and vehicle related deferred financing fee amortization in the aggregate totaling $12 million and $15 million in the three months ended December 31, 2024 and 2023, respectively, and $52 million and $59 million in the years ended December 31, 2024 and 2023, respectively.

Table 6
Avis Budget Group, Inc.
KEY METRICS CALCULATIONS (Unaudited)
($ in millions, except as noted)

	Three Months Ended December 31, 2024			Three Months Ended December 31, 2023
	Americas	International	Total	Americas	International	Total
Revenue per Day (RPD)
Revenue	$2,117	$593	$2,710	$2,167	$597	$2,764
Currency exchange rate effects	2	3	5	—	—	—
Revenue excluding exchange rate effects	2,119	596	2,715	2,167	597	2,764
Rental days (000's)	30,877	10,956	41,833	31,009	11,018	42,027
RPD excluding exchange rate effects (in $'s)	$68.64	$54.32	$64.89	$69.89	$54.22	$65.78

Vehicle Utilization
Rental days (000's)	30,877	10,956	41,833	31,009	11,018	42,027
Average rental fleet	497,713	174,253	671,966	518,928	182,337	701,265
Number of days in period	92	92	92	92	92	92
Available rental days (000's)	45,790	16,031	61,821	47,741	16,775	64,516
Vehicle utilization	67.4%	68.3%	67.7%	65.0%	65.7%	65.1%

Per-Unit Fleet Costs
Vehicle depreciation and lease charges, net	$642	$159	$801	$424	$158	$582
Currency exchange rate effects	1	—	1	—	—	—
Vehicle depreciation excluding exchange rate effects	$643	$159	$802	$424	$158	$582
Average rental fleet	497,713	174,253	671,966	518,928	182,337	701,265
Per-unit fleet costs (in $'s)	$1,293	$914	$1,195	$816	$872	$831
Number of months in period	3	3	3	3	3	3
Per-unit fleet costs per month excluding exchange rate effects (in $'s)	$431	$305	$398	$272	$291	$277

	Year Ended December 31, 2024			Year Ended December 31, 2023
	Americas	International	Total	Americas	International	Total
Revenue per Day (RPD)
Revenue	$9,111	$2,678	$11,789	$9,347	$2,661	$12,008
Currency exchange rate effects	8	1	9	—	—	—
Revenue excluding exchange rate effects	9,119	2,679	11,798	9,347	2,661	12,008
Rental days (000's)	128,431	47,274	175,705	127,661	45,644	173,305
RPD excluding exchange rate effects (in $'s)	$71.01	$56.66	$67.15	$73.22	$58.30	$69.29

Vehicle Utilization
Rental days (000's)	128,431	47,274	175,705	127,661	45,644	173,305
Average rental fleet	510,535	184,549	695,084	507,358	184,147	691,505
Number of days in period	366	366	366	365	365	365
Available rental days (000's)	186,856	67,545	254,401	185,186	67,213	252,399
Vehicle utilization	68.7%	70.0%	69.1%	68.9%	67.9%	68.7%

Per-Unit Fleet Costs
Vehicle depreciation and lease charges, net	$2,301	$675	$2,976	$1,215	$524	$1,739
Currency exchange rate effects	2	(2)	—	—	—	—
Vehicle depreciation excluding exchange rate effects	$2,303	$673	$2,976	$1,215	$524	$1,739
Average rental fleet	510,535	184,549	695,084	507,358	184,147	691,505
Per-unit fleet costs (in $'s)	$4,512	$3,649	$4,282	$2,395	$2,847	$2,515
Number of months in period	12	12	12	12	12	12
Per-unit fleet costs per month excluding exchange rate effects (in $'s)	$376	$304	$357	$200	$237	$210
__________
Our calculation of rental days and revenue per day may not be comparable to the calculation of similarly-titled metrics by other companies. Currency exchange rate effects are calculated by translating the current-period's results at the prior-period average exchange rates plus any related gains and losses on currency hedges.

Appendix I
Avis Budget Group, Inc.
DEFINITIONS OF NON-GAAP MEASURES AND KEY METRICS

Adjusted EBITDA
The accompanying press release presents Adjusted EBITDA, which is a non-GAAP measure most directly comparable to net income (loss). Adjusted EBITDA is defined as income (loss) from continuing operations before non-vehicle related depreciation and amortization; long-lived asset impairment and other related charges; restructuring and other related charges; early extinguishment of debt costs; non-vehicle related interest; transaction-related costs, net; legal matters, net, which includes amounts recorded in excess of $5 million, related primarily to unprecedented self-insurance reserves for allocated loss adjustment expense, class action lawsuits and personal injury matters; non-operational charges related to shareholder activist activity, which includes third-party advisory, legal and other professional fees; COVID-19 charges, net; cloud computing costs; other (income) expense, net; severe weather-related damages in excess of $5 million, net of insurance proceeds; and income taxes. We have revised our definition of Adjusted EBITDA to exclude severe weather-related damages in excess of $5 million, net of insurance proceeds. We did not revise prior years' Adjusted EBITDA amounts because there were no other charges similar in nature to these.

We believe Adjusted EBITDA is useful as a supplemental measure in evaluating the performance of our operating businesses and in comparing our results from period to period. We also believe that Adjusted EBITDA is useful to investors because it allows them to assess our results of operations and financial condition on the same basis that management uses internally. Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with U.S. GAAP. Our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies. A reconciliation of Adjusted EBITDA from net income (loss) recognized under U.S. GAAP is provided on Table 5.

Adjusted Free Cash Flow
Represents net cash provided by operating activities adjusted to reflect the cash inflows and outflows relating to capital expenditures, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude restructuring and other related charges; early extinguishment of debt costs; transaction-related costs; legal matters; non-operational charges related to shareholder activist activity; COVID-19 charges; other (income) expense; and severe weather-related damages. We have revised our definition of Adjusted Free Cash Flow to exclude severe weather-related damages. We did not revise prior years' Adjusted Free Cash Flow amounts because there were no other charges similar in nature to these.

We believe that Adjusted Free Cash Flow is useful in measuring the cash generated that is available to be used to repay debt obligations, repurchase stock, pay dividends and invest in future growth through new business development activities or acquisitions. Adjusted Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Adjusted Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Adjusted Free Cash Flow from net cash provided by operating activities recognized under U.S. GAAP is provided on Table 5.

Adjusted EBITDA Margin
Represents Adjusted EBITDA as a percentage of revenues.

Available Rental Days
Defined as Average Rental Fleet times the numbers of days in a given period.

Average Rental Fleet
Represents the average number of vehicles in our fleet during a given period of time.

Currency Exchange Rate Effects
Represents the difference between current-period results as reported and current-period results translated at the prior-period average exchange rates plus any related currency hedges.

Gross Adjusted EBITDA
Represents Adjusted EBITDA with the add-back of vehicle depreciation and vehicle interest.

Net Corporate Debt
Represents corporate debt minus cash and cash equivalents.

Net Corporate Leverage
Represents Net Corporate Debt divided by Adjusted EBITDA for the twelve months prior to the date of calculation.

Total Net Debt Ratio
Represents total debt less cash and cash equivalents divided by Gross Adjusted EBITDA for the twelve months prior to the date of calculation.

Per-Unit Fleet Costs
Represents vehicle depreciation, lease charges and gain or loss on vehicles sales, divided by Average Rental Fleet.

Rental Days
Represents the total number of days (or portion thereof) a vehicle was rented during a 24-hour period.

Revenue per Day
Represents revenues divided by Rental Days.

Vehicle Utilization
Represents Rental Days divided by Available Rental Days.